   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1998

                                               REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         GT INTERACTIVE SOFTWARE CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7372                            13-3689915
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                                417 FIFTH AVENUE
                            NEW YORK, NEW YORK 10016
                                 (212) 726-6500
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               RONALD CHAIMOWITZ
                                417 FIFTH AVENUE
                            NEW YORK, NEW YORK 10016
                                 (212) 726-6500
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                              DAVID P. LEVIN, ESQ.
                      KRAMER LEVIN NAFTALIS & FRANKEL LLP
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 715-9100
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED              PROPOSED
                                               AMOUNT              MAXIMUM              MAXIMUM
            TITLE OF SHARES                     TO BE          OFFERING PRICE          AGGREGATE             AMOUNT OF
            TO BE REGISTERED                 REGISTERED           PER SHARE        OFFERING PRICE(1)      REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share.................................      1,177,708            $5.281              $6,219,476              $1,729
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sales prices for GT common stock as reported on the Nasdaq National Market on December 21, 1998.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    SUBJECT TO COMPLETION DECEMBER 23, 1998

PROSPECTUS
                               1,177,708   SHARES

                                   [GT LOGO]

                         GT INTERACTIVE SOFTWARE CORP.
                                  COMMON STOCK
                            ------------------------

     The shares of common stock of GT Interactive Software Corp. covered by this Prospectus are being offered and sold by Martin Lee Edmondson, the selling stockholder. GT will not receive any of the proceeds from the sale of the shares sold by the selling stockholder.

     No underwriter is being used in connection with this offering of common stock. The shares of common stock are being offered without underwriting discounts. GT will pay the expenses of this registration. The selling stockholder will pay any normal brokerage commissions, discounts and fees. Consequently, the selling stockholder's net proceeds will be the purchase price of the shares sold, less his expenses.

     GT's common stock is listed on the Nasdaq National Market under the symbol "GTIS." On December 21, 1998, the closing sales price for GT's common stock, as reported on the Nasdaq National Market, was $5.28, per share.
                            ------------------------
     INVESTING IN GT'S COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.
                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
                            ------------------------
               The date of this Prospectus is December   , 1998.

                               TABLE OF CONTENTS

Where You Can Find More Information.........................      2
Summary.....................................................      3
About GT....................................................      3
Risk Factors................................................      4
Use of Proceeds.............................................     13
Selling Stockholder.........................................     13
Plan of Distribution........................................     13
Legal Matters...............................................     14
Experts.....................................................     14

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholder sells all the shares:

     The following documents are incorporated by reference into this Prospectus:

     - Annual Report on Form 10-K, for the fiscal year ended December 31, 1997 (File No. 0-27338);

     - Transition Report on Form 10-K, for the transition period ended March 31, 1998 (File No. 0-27338);

     - Quarterly Reports on Form 10-Q for the quarters ended June 30, 1998 and September 30, 1998;

     - Current Reports on Form 8-K, filed March 4, 1998, July 22, 1998, August 5, 1998, and August 12, 1998, and Form 8-K/A, filed May 7, 1998; and

     - The description of GT's capital stock set forth in its Registration Statement under the Exchange Act of 1934 on Form 8-A filed with the SEC on November 30, 1995.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

     Investor Relations Director
     GT Interactive Software Corp.
     417 Fifth Avenue
     New York, New York 10016
     Telephone number: (212) 726-6500

     You should rely on the information incorporated by reference or provided in this Prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling stockholder will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                    SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THIS OFFERING FULLY, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" ON PAGE 4. IN ADDITION, YOU SHOULD ALSO READ THE DOCUMENTS WE HAVE REFERRED YOU TO IN "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 2 FOR INFORMATION ON OUR COMPANY AND OUR FINANCIAL STATEMENTS.

     SOME OF THE STATEMENTS CONTAINED IN THIS PROSPECTUS DISCUSS FUTURE EXPECTATIONS, CONTAIN PROJECTIONS OF RESULTS OF OPERATION OR FINANCIAL CONDITION OR STATE OTHER "FORWARD-LOOKING" INFORMATION. SUCH STATEMENTS CAN BE IDENTIFIED BY THE USE OF "FORWARD-LOOKING" TERMINOLOGY, SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE," "CONTINUE" OR OTHER SIMILAR WORDS. THESE STATEMENTS ARE SUBJECT TO KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY THE STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" ON PAGE 4.

                                    ABOUT GT

     GT Interactive Software Corp., a Delaware corporation, creates, publishes, merchandises and distributes interactive entertainment, edutainment and value-priced consumer software for a variety of platforms on a worldwide basis.

     Like major film studios and record companies, we employ a portfolio approach that enables us to publish a broad base of published products across most major consumer software categories. Our published products cover a wide range of gaming genres, including action, adventure, strategy, sportsman, casual consumer and children's edutainment, and can be used on a variety of personal computer and console platforms, including Sony PlayStation and Nintendo 64. We publish both front-line and value-priced titles that are developed either internally or through independent third-party developers. Recognizing that third-party developers are attracted to publishers with proven software distribution capabilities, we have used our strong distribution foundation to build our current position as a leader in the consumer software publishing business.

     We believe we are the largest distributor of consumer software to mass merchants in the United States and the largest supplier of consumer software (including software published by GT and third-parties) to approximately 2,350 Wal-Mart stores, approximately 850 Target stores and approximately 2,160 Kmart stores. In addition, we have established direct selling relationships for our own published titles with a variety of other major retailers, including Sam's Club, Price-Costco, CompUSA and Best Buy.

     Our principal executive offices are located at 417 Fifth Avenue, New York, New York 10016. Our main telephone number is (212) 726-6500. Our World Wide Web homepage is located at http://www.gtinteractive.com. Information contained on our website should not be deemed part of this Prospectus.

                                  RISK FACTORS

     BEFORE INVESTING IN OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS INVOLVED IN SUCH AN INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.

DEPENDENCE ON KEY CUSTOMER

     Wal-Mart is one of our key customers. We believe that we are Wal-Mart's largest supplier of consumer software. We supply consumer software to 2,350 Wal-Mart stores. Our sales to Wal-Mart include titles that we publish and titles published by others. On a pro forma basis, after giving effect to our 1995 acquisition of Slash Corporation, our sales to Wal-Mart accounted for approximately 48% of net revenues for the year ended December 31, 1995, 45% of net revenues for the year ended December 31, 1996, 36% of net revenues for the year ended December 31, 1997 and 33% of net revenues for the nine months ended September 30, 1998. Our accounts receivable from Wal-Mart were approximately $70 million at December 31, 1997 and $42 million at September 30, 1998.

     We do not have any written agreements or understandings with Wal-Mart. Consequently, our relationship with Wal-Mart could end at any time. We cannot assure you that Wal-Mart will continue to use us either as its largest supplier of consumer software, or at all. During the second half of 1997, Wal-Mart began purchasing software directly from five publishers whose software was previously sold to Wal-Mart through GT. Our gross sales of those products to Wal-Mart had aggregated approximately $37 million for the year ended December 31, 1996 and $29 million for the six months ended June 30, 1997. During 1998, Wal-Mart has continued, and may continue in the future, to buy software directly from other publishers, rather than purchasing software through GT. Such direct purchases could significantly reduce our sales to Wal-Mart.

     Our business, operating results and financial condition would be materially and adversely affected if: (1) we lost Wal-Mart as a customer, (2) we began shipping significantly fewer products to Wal-Mart, (3) we were unable to collect receivables from Wal-Mart, or (4) we experienced any other significant adverse change in our relationship with Wal-Mart.

CREDIT RISK

     Typically, we make our sales on credit, with terms and conditions that vary depending upon the customer and the nature of the product. We do not hold collateral to secure payment. Our customers, who are primarily retailers and some distributors, compete in a volatile industry and are subject to the risk of business failure. Although we maintain a reserve for uncollectible receivables that we believe to be adequate, we cannot assure you that this reserve is adequate or that our business, operating results and financial condition would not be materially and adversely affected by payment defaults on significant sales.

DEPENDENCE ON NEW PRODUCTS, SEQUELS AND PRODUCT ENHANCEMENTS; PRODUCT DELAYS

     Our continued success in the publishing business depends on the timely introduction of successful new products, sequels or enhancements of existing products to replace declining revenues from older products. This is an extremely difficult process that will only become more complex and expensive as new platforms and technologies emerge. Competitive factors in our industry demand that we create increasingly sophisticated products. Moreover, it is difficult to predict consumer preferences for software products, and few consumer software products achieve significant market acceptance. Although sequels are an increasingly important part of our product line, we cannot assure you that a sequel will be as popular as the original title or that a sequel will be released in time to capitalize on the popularity of the original title. A significant delay in introducing new products, sequels or enhancements could materially and adversely affect the ultimate success of our products and, in turn, our business, operating results and financial condition, particularly in view of the seasonality of our business. Our business, operating results and financial condition could also be materially and adversely affected if revenues from new products, sequels or enhancements fail to replace declining revenues from existing products.

RELIANCE ON THIRD-PARTY SOFTWARE DEVELOPERS AND OTHER PUBLISHERS; RECOVERY OF PREPAID ROYALTIES

     Although we substantially increased our internal software capabilities in 1996 and 1997, and continued to do so in 1998, we are still dependent, to a meaningful degree, upon independent software developers. A majority of our published products are still licensed from, or developed by, independent software developers. Consequently, our success depends in part on our continued ability to obtain and/or renew product development agreements with these independent developers. However, we cannot assure you that we will be able to obtain or renew such product development agreements on favorable terms, or at all; nor can we assure you that we will be able to obtain the rights to sequels of successful products which were originally developed by independent developers for GT.

     Our current and future relationships with independent developers are subject to a variety of risks, including the risks of:

     - EARLY TERMINATION. Our agreements with independent developers are terminable, in some cases without notice, if either party (1) declares bankruptcy, (2) becomes insolvent, (3) ceases operations, or (4) materially breaches specified provisions of such agreements and fails to cure that breach within a designated time frame.

     - COMPETITION. Because the demand for independent developers is high, the competition for access to independent developers and content providers is extremely intense. Competition for these independent developers is primarily based on the following factors: (1) breadth of distribution,
       (2) quality of marketing support, (3) level of development funding, (4) quality of reputation and (5) ability to offer favorable royalty rates and advanced royalties.

       We may be unable to secure or maintain relationships with independent developers and content providers if our competitors can offer them better shelf access, better marketing support, more funding, higher royalty rates, greater portfolios of titles, more title rights to popular platforms, or other selling advantages. We cannot assure you that independent developers, including those which have developed products for us in the past, will be available to develop products for us in the future. In fact, we have in the past worked successfully with independent developers who subsequently entered into agreements with other publishers for follow-on or sequel products because of various factors, primarily the ability of those other publishers to pay higher royalty rates and/or advances than we could pay.

     - SELF-PUBLISHING. Independent developers may publish their own titles instead of using software publishers like GT to distribute their titles. For example, in January 1998, a newly formed consortium, in which a number of independent developers purport to have ownership interests, announced that it had secured publishing rights with respect to software titles to be produced by such developers. These developers include Apogee Software (3D Realms), developer of Duke Nukem and Prey, and Epic Megagames, developer of Unreal. Although the consortium also announced that these developers will honor their existing obligations to other software publishers, including GT, we cannot assure you that the competitive pressures exerted by the consortium will not have a material and adverse effect on our ability to establish and maintain relationships with independent developers in the future.

     - BUSINESS FAILURE. Many independent developers have limited financial resources. Consequently, we are exposed to the risk that these developers may go out of business or may be distracted by internal business issues before successfully completing a project for which we have hired them.

     - TIMING AND QUALITY. Although we maintain product liaisons with independent developers, we have less control over the timing and quality of their work compared to our internal developers. As a result, we cannot assure you that new products developed by independent developers and published by GT will be introduced on schedule, or at all, or within acceptable quality guidelines.

     We also distribute products on behalf of other publishers. We cannot assure you that we will obtain or renew any rights to distribute such products. Our failure to obtain or retain such rights could materially and adversely affect our business, operating results and financial condition.

     Primarily because demand for consumer software programs has increased, our payment of advances and guaranteed royalties to independent developers has increased and may continue to increase. In connection with our licensing agreements with independent developers, we had approximately $11 million of royalty advances, associated with multi-year output contracts, on our balance sheet as of September 30, 1998. We cannot assure you that current or future royalty advances will be recouped. Our ability to receive revenue to recoup such advances may be prevented or delayed if: (1) we fail to release the products for which we have paid royalty advances, (2) we experience a delay in the release of such products, or (3) sales of such products are less than the advances made.

RISKS ASSOCIATED WITH ACQUISITIONS

     Over the last three and a half years, we have acquired a number of consumer software-related companies and have invested in another, which investment is convertible into a 50% interest. We undertook these acquisitions and this investment to expand our publishing and distribution capabilities in order to increase our ability to take advantage of market opportunities. To realize these benefits, we need to (1) retain in-house publishing staffs, (2) retain third-party relationships, and (3) integrate distribution, sales and marketing capabilities.

     Integrating acquired companies into GT has required us, among other things, to:

     - consolidate certain operations, offices and facilities,
     - combine administrative, accounting, sales and marketing and distribution functions,
     - open new facilities,
     - expand existing facilities,
     - close redundant facilities,
     - expand accounting systems, controls and procedures,
     - increase our warehouse and distribution capabilities and
     - eliminate duplicate personnel.

     We are still integrating certain of our more recently acquired companies and we cannot assure you that we will be able to complete such integration without disrupting our business. The process of integrating these and future acquired companies into GT may result in unforeseen difficulties. For example, integration may divert management's attention and GT's financial resources away from the ongoing development or expansion of our existing operations. Our inability to achieve integration, either at all or in a timely and coordinated manner, could materially and adversely affect our business, operating results and financial condition.

     We believe that our future growth depends, in part, on our ability to continue to identify, acquire and integrate companies which have software development and publishing capabilities. Acquisitions can be risky, and attractive companies are often sought by numerous industry competitors. Even if we identify an acquisition target, we cannot assure you that we will be able to
(1) negotiate a definitive agreement, (2) complete the acquisition upon negotiation of a definitive agreement, (3) realize the anticipated benefits of such acquisition upon its completion, or (4) retain, motivate and manage key employees of the acquired company. Moreover, we might incur additional debt and contingent liabilities in our future acquisitions, which could materially and adversely impact our financial condition and results of operations.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY

     We have experienced, and may continue to experience, significant quarterly fluctuations in our net revenues and operating results due to a variety of factors, including:

     - the timing and success of product introductions by GT and its competitors,
     - delay in shipments,

     - fluctuations in the mix of products we sell,
     - varying profit margins of the products we sell,
     - the size and timing of acquisitions,
     - the size and growth rate of the consumer software market,
     - market acceptance of GT's products (including GT's published and third-party distributed titles) as compared to those of our competitors,
     - development and promotional expenses related to our introduction of new products, sequels or enhancements of existing products,
     - projected and actual changes in product platforms,
     - product returns,
     - changes in our pricing policies and the pricing policies of our competitors,
     - the accuracy of retailers' forecasts of consumer demand,
     - the timing of orders from major customers and
     - order cancellations.

     Delays in our introduction of front-line titles could also result in material fluctuations of our operating results. Moreover, defective front-line products may result in higher customer support costs and product returns. In response to competitive pressures, we may take certain pricing or marketing actions that could materially and adversely affect our business, operating results and financial condition. Generally, we ship orders as they are received. As a result, we operate with little backlog. Because our expense levels are fixed in many areas and are partly based on our expectations of future sales, our operating results might be adversely affected if sales decrease or fail to meet our expectations.

     In addition, our business has experienced, and is expected to continue to experience, significant seasonality. Typically, our net sales are significantly higher during the fourth calendar quarter because of increased demand for consumer software during the year-end holiday season. In other quarters, our net revenues are generally lower and vary significantly.

     Due to the foregoing factors, revenues for any period are subject to significant variation, and we believe that period-to-period comparisons of our net revenues are not necessarily meaningful. Rather, to accurately assess our financial performance, you should compare comparable periods in different years. For example, you should compare our operating results in the fourth quarter of 1997 to our operating results in the fourth quarter of 1996. However, we cannot assure you that we will be consistently profitable on a quarterly or annual basis.

CHANGING PRODUCT PLATFORMS

     The consumer software industry is characterized by rapidly changing technology, particularly with respect to product platforms. We must continually anticipate the emergence of, and adapt our products to, popular platforms for consumer software. The introduction of new product platforms could render our previously released products obsolete or unmarketable. Moreover, the development cycle for products designed to operate on new platforms can be significantly longer than our current development cycles. When we choose to publish or develop a product for a new platform, we may need to make a substantial development investment one or two years in advance of when we actually ship products for that platform. If we develop products for a platform that is ultimately unpopular, our expected revenues from that product will suffer and we may not be able to recoup our investment. Conversely, if we choose not to publish or co-develop products for a new platform that is ultimately popular, our revenue growth and competitive position may be adversely affected. While 32 and 64 bit game platforms, such as Sony PlayStation and Nintendo 64, continue to be popular and their installed base has reached significant levels in the US and worldwide, Sega has announced the proposed introduction of its new Dreamcast platform in September 1999, and there has been industry speculation about new platforms under development by Nintendo or Sony. If successfully developed, these new platforms would require us to reassess our commitment to 32 and 64 bit game platforms and/or any new platforms which are introduced.

CONTROL OVER, AND EXPENSE OF, GAME CONSOLE PRODUCTS

     We pay license fees to develop products for certain game platforms. Our contracts with hardware licensors, such as Sony and Nintendo, who are among our competitors, often grant significant control to the licensor over the manufacturing of GT products. In certain circumstances, this could adversely affect GT by:

     - leaving GT unable to have its products manufactured and shipped to customers,
     - increasing manufacturing lead times and expense to us over the lead times and costs we could achieve independently,
     - delaying the manufacture and, in turn, the shipment of products, and
     - requiring GT to take significant risks in prepaying for and holding its inventory of products.

     These factors could materially and adversely affect our business, operating results and financial condition.

DEPENDENCE ON SENIOR MANAGEMENT AND SKILLED PERSONNEL

     Our continued success depends to a significant degree upon the continued performance and contribution of our senior management team and upon our ability to attract, motivate and retain highly qualified employees with technical, management, marketing, sales, product development and other creative skills. In the computer software industry, competition for highly skilled and creative employees is intense and costly. We expect such competition to continue for the foreseeable future, and we may experience increased costs in order to attract and retain skilled employees.

     We cannot assure you that we will be successful in attracting and retaining such personnel. Although we have entered into employment agreements with members of our senior management and certain skilled employees, we cannot assure you that such individuals will not leave or compete against us. Our business, operating results and financial condition could be materially and adversely affected if we lost the services of our employees or if we failed to attract additional qualified employees.

INTERNATIONAL SALES

     In the past three years, we have materially increased our international sales. We expect that international sales will account for a significant portion of our net revenues in the future. However, our international sales are subject to the general risks of doing business abroad, including:

     - unexpected changes in regulatory requirements, tariffs and other barriers,
     - fluctuating exchange rates,
     - potential political instability,
     - difficulties installing and managing foreign operations,
     - difficulties collecting accounts receivable,
     - costs and difficulties of localizing products for use in foreign markets and
     - inability of foreign laws to protect our proprietary rights to the same extent as U.S. law, particularly in certain international markets such as South America, the Middle East, the Pacific Rim and the Far East where software piracy presents a particularly acute problem.

     We cannot assure you that these or other factors will not have a material adverse effect on our future international sales and, consequently, on our business, operating results and financial condition.

COMPETITION

     The market for our products is highly competitive. Few products achieve significant market acceptance. We think the most important competitive factors in the market for interactive entertainment software are:

     - game appeal,
     - price,

     - access to retail shelf space,
     - ability to operate on popular platforms,
     - availability of titles,
     - new product introductions and enhancements to existing products,
     - marketing support and
     - distribution channels.

     Currently, we compete primarily with other publishers of interactive entertainment software for both personal computers and video game consoles. Our competitors include Electronic Arts Inc., The Learning Company and the publishing business recently sold by Cendant Corporation to Havas SA, a French company. In addition, certain large software companies, media companies and film studios, such as Hasbro Corporation, Walt Disney Company and Mattel Inc., who are increasing their focus on the interactive entertainment and edutainment software market, may become significant competitors of GT. As compared to GT, many of our current and future competitors are larger and have (1) greater financial, technical, marketing, sales and customer support resources, (2) larger and more seasoned internal development teams, (3) greater name recognition and (4) larger customer bases. As a result, these current and future competitors may be able to (1) respond more quickly to new or emerging technologies or changes in customer preferences, (2) carry larger inventories,
(3) undertake more extensive marketing campaigns, (4) adopt more aggressive pricing policies and (5) make higher offers or guarantees to software developers and licensors than GT. Moreover, in a number of geographic markets, certain of the titles we offer, including various hit titles, are offered on a limited number of platforms and compete with the same titles offered by our competitors on other platforms.

     In addition, several of our competitors have recently sought to expand their distribution capabilities. New hardware platforms and electronic delivery systems may be introduced into the software market and potential new competitors may enter the software development and distribution market, resulting in greater competition.

     We cannot assure you that we will have the resources required for us to respond effectively to market or technological changes or to compete successfully with current and future competitors. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on our business or financial condition. We cannot assure you that we will be able to successfully compete against our current or future competitors or that competitive pressures will not have a material adverse effect on our business, operating results and financial condition.

     In addition, as part of our value added distribution program, we seek to provide our mass merchant customers with a wide variety of popular titles. To achieve such a product mix, we must supplement the distribution of our published products with certain third-party software products, including products published by our competitors. We cannot assure you that these competitors will continue to provide us with their products for distribution to our mass merchant customers. For example, a number of publishers have begun selling their products directly to Wal-Mart, rather than through GT. Wal-Mart has continued, and may continue, to buy software directly from other publishers, rather than purchasing software through GT. Our inability to obtain software titles developed or published by our competitors, coupled with our inability to obtain these titles from other distributors, could have a material adverse effect on our relationships with our mass merchant customers. This, in turn, could have a material adverse effect on our business, operating results and financial condition.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     Our success is heavily dependent upon our confidential and proprietary intellectual property. We sell a significant portion of our published software under licenses from independent developers and, in such cases, we do not acquire the copyrights for the underlying work. We rely primarily on a combination of confidentiality and non-disclosure agreements, patent, copyright, trademark and trade secret laws, as well as other proprietary rights laws and legal methods, to protect our proprietary rights and the rights of our developers. However, current U.S. and international laws afford us only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy our products or obtain and use information that we regard as proprietary. Software piracy is a persistent problem in the computer software industry. Policing unauthorized use of our products is extremely difficult because consumer software can be easily duplicated and disseminated. Furthermore, the laws of some foreign countries may not protect our proprietary rights to as great an extent as U.S. law. Software piracy is a particularly acute problem in certain international markets such as South America, the Middle East, the Pacific Rim and the Far East. Our business, operating results and financial condition could be materially and adversely affected if a significant amount of unauthorized copying of our products were to occur. We cannot assure you that our attempts to protect our proprietary rights will be adequate or that our competitors will not independently develop similar or competitive products.

     As the number of available software products increase, and their functionality overlaps, software developers and publishers may increasingly become subject to infringement claims. We are not aware that any of our products infringe on the proprietary rights of third parties. However, we cannot assure you that third parties will not assert infringement claims against GT in the future with respect to current or future products. There has been substantial litigation in the industry regarding copyright, trademark and other intellectual property rights. We have also initiated litigation to assert our intellectual property rights. Whether brought by or against GT, such claims can be time-consuming, result in costly litigation and divert management's attention from the day-to-day operations of GT, which can have a material adverse effect on our business, operating results and financial condition.

INTERNET STRATEGIES

     We believe that the Internet has created new opportunities for us, including opportunities to:

     - strengthen our marketing, promotion and direct distribution capabilities,
     - reach new customers,
     - add value to existing products and
     - develop new products and markets.

     To take advantage of these opportunities, we have, and will continue to be required to:

     - expand our World Wide Web sites and the development of our Internet infrastructure and capabilities,
     - expand our electronic distribution capabilities,
     - incorporate on-line functionality into existing products,
     - develop and invest in new Internet-based businesses and products, including multi-player entertainment products, and
     - integrate and expand the business of One Zero Media, Inc., an Internet entertainment content company, which we recently acquired.

     We have incurred, and expect to incur, significant additional costs in connection with these efforts. These costs include those associated with the acquisition and maintenance of hardware and software necessary to permit on-line commerce and multi-player games, as well as the related maintenance of our website and personnel. Although we believe these platforms and technologies are an integral part of our business, we cannot assure you that our Internet strategy will be successful or that we will be able to recoup the cost of our investment. In addition, revenues from our third-party distribution business may be adversely affected as Internet technology is improved to enable consumers to purchase and download full-version software products directly from publishers over the Internet.

LEGAL PROCEEDINGS

     In January, February, and March 1998, ten substantially similar complaints were filed against GT, its Chairman and its Chief Executive Officer, and in certain actions, its Chief Financial Officer, in the United States District Court for the Southern District of New York. The plaintiffs, in general, purport to sue on behalf of a class of persons who purchased shares (and as to certain complaints, purchased call options or sold put options) of GT during the period from August 1, 1996 through December 12, 1997. The plaintiffs allege that the defendants violated the federal securities laws by making misrepresentations and omissions of material facts that allegedly had the effect of artificially inflating the market price of our common stock during the class period. The plaintiffs further allege that we failed to expense properly certain prepaid royalties for software products that had been terminated or had failed to achieve technological feasibility, which misstatements purportedly had the effect of overstating our net income and net assets. On October 7, 1998, the Court appointed lead plaintiffs and lead counsel to the plaintiffs in the actions. The plaintiffs' consolidated and amended complaint is due to be filed and served on January 7, 1999. We believe that the plaintiffs' complaints are without merit and we intend to defend ourselves vigorously against these actions. However, at this stage in the actions, we cannot assure you how these actions will be ultimately resolved or that an adverse outcome could not have a material adverse effect on our results of operations and financial condition.

PRODUCT RETURNS; INVENTORY RISK

     We accept product returns or provide price reductions or other credits, on varying terms, to customers that hold excess inventory of our products. In addition, software products as complex as those we publish may contain undetected errors when first introduced or when new versions are released. It is our practice to accept return of defective or damaged products at any time. To cover these future product returns and price reductions, we establish a return reserve at the time we ship our products. We estimate the potential for future returns based on: (1) historical return rates, (2) seasonality of sales, (3) retailer inventories of GT products, and (4) other factors. Historically, we have experienced product returns at a rate of approximately 30% of gross sales. While we are able to recover the majority of our costs when third-party products which we distribute are returned, we bear the full financial risk when our own products are returned. Moreover, the license fees we pay Sony and Nintendo in connection with our console titles are non-refundable and we cannot recover these fees when our console products are returned. Although we believe we maintain adequate reserves with respect to product returns and price reductions, we cannot assure you that actual returns will not exceed reserves, which could materially and adversely affect our business, operating results and financial condition.

YEAR 2000 ISSUES

     Many currently installed operating systems and software products are coded to accept only two digit entries in the date code field. Consequently, they are unable to distinguish 21st century dates from 20th century dates. These date code fields need additional digits to distinguish 21st century dates from 20th century dates. As a result, the computer systems and software used by many companies may need to be upgraded to comply with Year 2000 requirements.

     Failure to correct systems to become "Year 2000 compliant" may result in systems failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. The Year 2000 issues also may affect our products.

     Our review of GT's Year 2000 compliance issues encompasses three principal areas: (1) critical information systems (including information technology ("IT"), such as financial and order entry systems, and non-information technology ("Non-IT") systems, such as facilities); (2) third party customers, vendors and others with whom we do business; and (3) GT's products.

     We have conducted a comprehensive review of GT's critical information systems and are in the process of reviewing GT's products for Year 2000 compliance. We have developed a plan to remedy any deficiencies in the Company's critical information systems. We expect to resolve our Year 2000 compliance issues primarily through normal upgrades of our software or, when necessary, through replacement of existing software or affected Non-IT systems with Year 2000 compliant applications or systems. Presently, we are in the process of testing the enhancements to our critical information systems and we are developing a plan to identify time sensitive components in our products currently under development. In addition, we are in the process of asking vendors and other third parties with whom GT has relevant relationships to certify that they are Year 2000 compliant or, if they are not yet so compliant, to provide us with a description of their plans to become so. We expect to complete our programs for Year 2000 compliance with respect to GT's critical information systems, vendors and other third parties by March 31, 1999. We intend to complete such process with respect to GT's products in advance of January 1, 2000.

     We cannot assure you that such upgrades and replacements can be completed on schedule or within estimated costs or can successfully address the Year 2000 compliance issues. If our present efforts to address the Year 2000 compliance issues are not successful, or if vendors and other third parties with which GT conducts business do not successfully address such issues, our business, operating results and financial position could be materially and adversely affected. For example, failure to achieve Year 2000 compliance for our internal critical information systems could delay our ability to manufacture and ship products, disrupt customer service and technical support facilities, or interrupt customer access to online products and services. We also rely heavily on third parties such as vendors, suppliers, service providers and a large retail distribution channel. If these or other third parties experience Year 2000 failures or malfunctions, our ability to conduct ongoing operations could be materially and adversely affected. For example, our ability to manufacture and ship products (both GT's and third parties' for which GT acts as distributor) into the retail channel, to receive retail sales information necessary to maintain proper inventory levels or to complete online transactions dependent upon third party service providers could be affected. Moreover, should third-party products distributed by GT fail to be Year 2000 compliant, our retail customers might return such products or seek redress from us, which in turn would require us to seek redress from the publisher of the product. In addition, because of the number of products sold by GT currently and in the past, we could face litigation relating to Year 2000 compliance of products that we no longer sell and/or support, although we believe that any such exposure should not be material.

     We have budgeted $400,000 for the cost of upgrading, replacing, testing and implementing our Year 2000 compliance measures, and we have spent approximately $250,000 to date. Additionally, we have not yet established a contingency plan and will continue to evaluate whether one is necessary, depending upon our progress in implementing our Year 2000 compliance measures as set forth above.

     The above discussion regarding costs, risks and estimated completion dates for the Year 2000 is based on our best estimates given information that is currently available, and is subject to change. Actual results may differ materially from these estimates.

                                USE OF PROCEEDS

     All net proceeds from the sale of the GT common stock offered hereby will go to the selling stockholder.

                              SELLING STOCKHOLDER

     As of December 23, 1998, Martin Lee Edmondson owned 2,284,450 shares of GT common stock, of which 1,177,708 shares are being offered pursuant to this Prospectus. The shares were originally issued as partial consideration to Mr. Edmondson in connection with GT's acquisition on December 23, 1998 of Reflections Interactive Limited, a U.K. company. In connection with the acquisition, we agreed to register certain of Mr. Edmondson's shares of GT common stock under the Securities Act of 1933. The GT shares offered by this Prospectus may be offered from time to time, in whole or in part, by Mr. Edmondson or his transferees.

     Before the offering, Mr. Edmondson owned approximately 3.1% of the outstanding GT common stock. After the offering, Mr. Edmondson will own approximately 1.6% of the outstanding GT common stock, if all of the shares of GT common stock covered by this Prospectus are sold. Since December 4, 1998, Mr. Edmondson has served as a partner of a U.K. partnership of which Reflections Interactive Limited is the Executive Partner.

                              PLAN OF DISTRIBUTION

     We are registering the shares of GT common stock offered hereby on behalf of the selling stockholder. As used herein, "selling stockholder" includes donees and pledgees selling shares received from the selling stockholder after the date of this Prospectus. We will pay all expenses of registration of the shares offered hereby, other than commissions, discounts and concessions of underwriters, dealers or agents. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling stockholder. We will not receive any of the proceeds from the sale of the shares by the selling stockholder.

     The shares may be sold from time to time by the selling stockholder, or by his pledgees, donees, distributees, transferees or other successors in interest. Such sales may be made in one or more types of transactions (which may include block transactions) on one or more exchanges, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of the shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers.

     The selling stockholder may effect such transactions by selling his shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholder and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Consequently, any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities arising under the Securities Act of 1933, or to contribute to payments which the selling stockholder may be required to make in respect hereof. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

     Because the selling stockholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act of 1933, which may include delivery through the facilities of the Nasdaq National Market pursuant to Rule 153 under the Securities Act. We have informed the selling stockholder that the anti-manipulative provisions of Regulation M under the Exchange Act of 1934 may apply to his sales in the market.

     The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that he meets the criteria and conforms to the requirements of that Rule.

     Upon being notified by the selling stockholder that he has entered into any material arrangement with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this Prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing: (1) the name of the selling stockholder and the participating broker-dealer(s), (2) the number of shares involved, (3) the price at which such shares were sold, (4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (5) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, and (6) other facts material to the transaction. In addition, when we are notified by the selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this Prospectus will be filed.

     We have agreed with the selling stockholder to keep the Registration Statement, of which this Prospectus is a part, effective for a period ending on the earlier of (i) the date on which the shares offered hereby can be sold without registration under the Securities Act of 1933 or any applicable state securities laws or (ii) the date on which all shares offered hereby have been sold and the distribution contemplated hereby has been contemplated, subject to certain exceptions and limitations.

                                 LEGAL MATTERS

     Certain legal matters in connection with the shares of GT common stock offered hereby have been passed upon for GT by Kramer Levin Naftalis & Frankel LLP, New York, New York. Certain members of, and persons associated with, such firm own an aggregate of 23,902 shares of GT common stock.

                                    EXPERTS

     The audited financial statements and schedules incorporated by reference in this prospectus and elsewhere in this registration statement, have been audited by Arthur Anderson LLP, independant public accountants, as set forth in their reports. In those reports, that firm states that with respect to certain subsidiaries its opinion is based on the reports of other independent public accountants, namely Ernst & Young LLP. The financial statements and supporting schedules referred to above have been incorporated by reference herein in reliance upon the authority of those firms as experts in giving said reports.

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GT OR THE SELLING STOCKHOLDER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                1,177,708 SHARES

                                   [GT LOGO]

                         GT INTERACTIVE SOFTWARE CORP.

                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                               DECEMBER   , 1998

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this Registration Statement will be as follows:

                                                               TOTAL
                                                              -------
SEC registration fee (actual)...............................  $ 1,729
Accounting fees and expenses................................  $10,000
Legal fees and expenses.....................................  $15,000
Printing and engraving expenses.............................  $15,000
Miscellaneous expenses......................................  $ 5,000
                                                              -------
          Total.............................................  $46,729
                                                              =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or
(iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Amended and Restated Certificate of Incorporation, as amended, contains provisions permitted by Section 102(b)(7) of the DGCL.

     Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

     The Registrant's Amended and Restated Certificate of Incorporation, as amended, provides indemnification of directors and officers of the Registrant to the fullest extent permitted by the DGCL. Pursuant to the registration rights agreement entered into with the Registrant, the selling stockholder has agreed to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act.

     The Registrant maintains liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

ITEM 16.  EXHIBITS

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    4.1       Specimen form of stock certificate for Common Stock
              (incorporated herein by reference to the exhibit with the
              corresponding number filed as part of the Registrant's
              Registration Statement on Form S-1 filed on October 20,
              1995, and all amendments thereto (Registration No.
              33-98448))
    5.1*      Opinion of Kramer Levin Naftalis & Frankel LLP
   23.1*      Consent of Arthur Andersen LLP
   23.2*      Consent of Ernst & Young LLP
   23.3*      Consent of Kramer Levin Naftalis & Frankel LLP (contained in the opinion filed as Exhibit 5.1 hereto)
   24.1*      Power of Attorney (contained on the signature page of this
              Registration Statement)

---------------
* Filed herewith

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

          ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          iii. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that clauses (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 23, 1998.

                                          GT INTERACTIVE SOFTWARE CORP.

                                          By:    /s/ RONALD CHAIMOWITZ

                                          --------------------------------------
                                          Name: Ronald Chaimowitz
                                          Title: Chairman of the Board and Chief
                                                 Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Joseph J. Cayre, Ronald Chaimowitz and Jack J. Cayre, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                  TITLE                      DATE
                     ---------                                  -----                      ----
                /s/ JOSEPH J. CAYRE                  Chairman Emeritus of the        December 23, 1998
---------------------------------------------------    Board of Directors
                  Joseph J. Cayre

                 /s/ ANDREW GREGOR                   Senior Vice President,          December 23, 1998
---------------------------------------------------    Finance and
                   Andrew Gregor                       Administration, and Chief
                                                       Financial Officer
                                                       (Principal Financial and
                                                       Accounting Officer)

             /s/ RONALD W. CHAIMOWITZ                Chairman of the Board, Chief    December 23, 1998
---------------------------------------------------    Executive Officer and
               Ronald W. Chaimowitz                    Director

                 /s/ JACK J. CAYRE                   Executive Vice President,       December 23, 1998
---------------------------------------------------    Director
                   Jack J. Cayre

                 /s/ STANLEY CAYRE                   Director                        December 23, 1998
---------------------------------------------------
                   Stanley Cayre

               /s/ STEVEN A. DENNING                 Director                        December 23, 1998
---------------------------------------------------
                 Steven A. Denning

                     SIGNATURE                                  TITLE                      DATE
                     ---------                                  -----                      ----
                /s/ WILLIAM E. FORD                  Director                        December 23, 1998
---------------------------------------------------
                  William E. Ford

                /s/ JORDAN A. LEVY                   Director                        December 23, 1998
---------------------------------------------------
                  Jordan A. Levy

               /s/ PHILLIP J. RIESE                  Director                        December 23, 1998
---------------------------------------------------
                 Phillip J. Riese

                /s/ ALVIN N. TELLER                  Director                        December 23, 1998
---------------------------------------------------
                  Alvin N. Teller

                                 EXHIBIT INDEX

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    4.1       Specimen form of stock certificate for Common Stock
              (incorporated herein by reference to the exhibit with the
              corresponding number filed as part of the Registrant's
              Registration Statement on Form S-1 filed on October 20,
              1995, and all amendments thereto (Registration No.
              33-98448))
    5.1*      Opinion of Kramer Levin Naftalis & Frankel LLP
   23.1*      Consent of Arthur Andersen LLP
   23.2*      Consent of Ernst & Young LLP
   23.3*      Consent of Kramer Levin Naftalis & Frankel LLP (contained in the opinion filed as Exhibit 5.1 hereto)
   24.1*      Power of Attorney (contained on the signature page of this
              Registration Statement)

---------------
* Filed herewith